EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Forest Oil Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-132152 and 333-132800) of our report dated March 27, 2006, with respect to the statements of oil and gas revenues and direct operating expenses of the Forest Offshore Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2005, which report appears in the Form 8-K/A of Mariner Energy, Inc. to be filed on March 31, 2006.

/s/ KPMG LLP

KPMG LLP
Denver, Colorado
March 27, 2006